UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2015

B. Riley Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54010	27-0223495

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21860 Burbank Boulevard, Suite 300 South Woodland Hills, California	91367

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 884-3737

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On October 20, 2015, Matthew J. Hart and Hugh Hilton resigned from the Board of Directors (the “Board”) of B. Riley Financial, Inc. (the “Company”) and all committees thereof. Their resignations were not due to any disagreement with the Company or any of its affiliates on any matter relating to the Company’s operations, policies or practices, or otherwise.

(c)

Also on October 20, 2015, the Board, acting upon the recommendation of the independent members of the Board, appointed Robert D’Agostino, Mikel Williams and Thomas Kelleher to serve as directors of the Company to fill existing and newly created vacancies on the Board. Each of the new directors will serve until the Company’s 2016 annual meeting of stockholders and until their respective successors are duly elected. There is no arrangement between any of the new directors and any other person pursuant to which they were selected as directors. The Board has determined that Messrs. D’Agostino and Williams are “independent” as that term is defined in Rule 5605 of the Nasdaq Marketplace Rules (“Rule 5605”). Since Mr. Kelleher is an executive officer of the Company, he is not independent under Rule 5605.

Robert D'Agostino has served as President of Q-mation since 1999.  Q-mation is a leading supplier of software solutions targeted at increasing operational efficiencies and asset performance in manufacturing companies.  Mr. D'Agostino joined Q-mation in 1990 and held various sales, marketing and operations management positions prior to his appointment as President.  Q-mation operates out of offices in Philadelphia, PA, Boston, MA and Chicago, IL focusing on the sales, implementation and support of manufacturing execution systems primarily for the food, metals and consumer products industries.  He previously served on the board of Alliance Semiconductor Corp. from July 2005 to February 2012.  Mr. D'Agostino graduated from Lehigh University with a B.S. in Chemical Engineering.

Mikel Williams served as the Chief Executive Officer and a director of JPS Industries, Inc., a manufacturer of sheet and mechanically formed glass and aramid substrate materials for the electronics, aerospace ballistics and general industrial applications, from May 2013 until its sale in July 2015. Prior to that, Mr. Williams was the President, Chief Executive Officer and a director of DDi Corp., a leading provider of time-critical, technologically advanced electronics manufacturing services, from November 2005 until its sale in May 2012 and a Senior Vice President and Chief Financial Officer of DDi from November 2004 to October 2005. Mr. Williams has also served in various management positions with several companies in the technology and professional services related industries. Mr. Williams began his career with PricewaterhouseCoopers as a certified public accountant in the State of Maryland. Mr. Williams also serves as Chairman of the board of directors of Centrus Energy Corp. (formerly USEC Inc.). Mr. Williams also has served on the board of directors of Iteris, Inc. since 2011. Mr. Williams previously served on the boards of Lightbridge Communications Corporation until it was sold in January 2015, and Tellabs, Inc. until it was sold in December 2013. Mr. Williams received his B.S. degree from the University of Maryland in accounting and an M.B.A. from Georgetown University.

Thomas Kelleher has served as our President since August 2014. Mr. Kelleher also serves as Chief Executive Officer of our wholly owned subsidiary, B. Riley & Co., LLC, a position he has held since 2006. From 1997 to 2006, Mr. Kelleher held other senior management positions with B. Riley & Co., LLC, including Chief Financial Officer and Chief Compliance Officer. Mr. Kelleher has also served on the board of directors of Special Diversified Opportunities Inc. since October 2015. He received his Bachelor of Science in Mechanical Engineering from Lehigh University.

The Board has also reconstituted its standing committees as follows:

Audit Committee. Kenny M. Young, Richard L. Todaro and Mikel Williams were appointed as members of the Audit Committee, with Mr. Young serving as Chairman, until their successors shall be duly appointed, or until they resign, are removed, or are otherwise disqualified from serving as members thereof. In addition, after due inquiry and investigation, the Board concluded that each member of the Audit Committee is independent as defined by Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and Rule 5605, and that all members of the Audit Committee are able to read and understand financial statements, including the Company’s balance sheet, income statement, and cash flow statement. The Board also determined that both Mr. Young and Mr. Williams, through their respective education and experience, satisfy the definition of an “audit committee financial expert,” as defined by Securities and Exchange Commission rules and regulations.

Compensation Committee. Robert D’Agostino, Kenny M. Young and Mikel Williams were appointed as members of the Compensation Committee, with Mr. D’Agostino serving as Chairman, until their successors shall be duly appointed, or until they resign, are removed, or are otherwise disqualified from serving as members thereof. After due inquiry and investigation, the Board determined that each member of the Compensation Committee is independent as defined by Rule 5605.

Governance Committee. Robert D’Agostino, Richard L. Todaro and Kenny M. Young were appointed as members of the Corporate Governance Committee, with Mr. Todaro serving as Chairman, until their successors shall be duly appointed, or until they resign, are removed, or are otherwise disqualified from serving as members thereof. After due inquiry and investigation, the Board determined that each member of the Corporate Governance Committee is independent as defined by Rule 5605.

As non-employee directors, Messrs. D’Agostino and Williams will receive the same compensation paid to other non-employee directors of the Company in accordance with the policies and procedures previously approved by the Board of Directors for non-employee directors. In addition, Messrs. D’Agostino and Williams will enter into the Company’s standard form of indemnification agreement. Mr. Kelleher will not receive any additional compensation for his service on the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 23, 2015	B. RILEY FINANCIAL, INC.
	By:	/s/ Phillip J. Ahn
		Name:	Phillip J. Ahn
		Title:	Chief Financial Officer and Chief Operating Officer